Exhibit 99.2
Abercrombie & Fitch
November 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 27, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 27, 2010, were $318.9 million, a 32% increase from net sales of $241.2 million for the four-week period ended November 28, 2009. November comparable store sales increased 22%. Total Company direct-to-consumer net merchandise sales increased 40% to $32.6 million. Total Company domestic net sales, including direct-to-consumer net sales, increased 25%. Total Company international net sales, including direct-to-consumer net sales, increased 73% to $64.2 million.
Net sales for the four week period, as well as for the comparable period last year, were reduced by the face value of unredeemed promotional gift cards issued during the month. The year over year effect of these reductions was not significant to comp store sales.

Abercrombie & Fitch
November 2010 Sales Release
Call Script
Abercrombie & Fitch comparable store sales increased 23% for the month. Men’s comps were up by a high teen; women’s comps were up by a high twenty.
For abercrombie kids, comparable store sales increased 19% for the month. Guys comps were up by a low twenty; Girls comps were up by a mid teen.
Hollister comparable store sales increased 22% for the month. Dudes comps were up by a low twenty; Bettys comps were up by a low twenty.
For the month, from a merchandise classification standpoint across all brands, fleece, woven shirts, and outerwear were stronger categories for men’s. For women’s, fleece, sweaters and knit pants were stronger categories. For both men’s and women’s, jeans were weaker.
Sales for the month exceeded initial internal projections. However, November was planned to be the strongest month of the quarter, and reported same stores sales growth is expected to moderate significantly for the quarter as a whole, including January being negative.

Abercrombie & Fitch
November 2010 Sales Release
Call Script
Internationally, Europe continued to perform strongly.
Across all brands and channels, average unit retail decreased 3% for the month. AUR benefitted from a selling mix shift towards higher ticket categories as well as the growing international component of the business.
During the month, the Company opened Abercrombie & Fitch flagships in Copenhagen and Fukuoka; an Epic Hollister flagship on 5th Avenue in New York; and its first international Gilly Hicks store in London.
Thank You.

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